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                                                                      Exhibit 23



                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Guest Supply, Inc.:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-89233, 2-89234, 33-22872, 33-63352 and 333-26709) on Form S-8 of Guest
Supply, Inc. of our report dated November 16, 1999, relating to the consolidated balance sheets of Guest Supply, Inc. and subsidiaries as of October 1, 1999 and September 30, 1998, and the related consolidated statements of income and comprehensive income, cash flows, and shareholders' equity for the fifty three week period ended October 1, 1999 and the years ended September 30, 1998 and September 30, 1997, and related schedule, which report appears in the October 1, 1999 annual report on Form 10-K of Guest Supply, Inc.

                                        /s/ KPMG LLP

Short Hills, New Jersey
December 21, 1999